SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 14, 2006

SEDONA CORPORATION

(Exact name of registrant as specified in its charter)

Pennsylvania (State or other jurisdiction of incorporation)	0-15864 (Commission File No.)	95-4091769 (IRS Employer Identification No.)

1003 West Ninth Street King of Prussia, Pennsylvania (Address of principal executive offices)	19406 (Zip Code)

Registrant’s telephone number, including area code: (610) 337-8400

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions.

Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01	ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Under its bylaws, Sedona Corporation (the “Company”) must indemnify the directors and officers of the Company from and against liabilities incurred and arising from the directors’ service as directors and the officers’ service as officers of the Company, except as otherwise set forth in the By-Laws. The Company has secured a policy of directors and officers liability insurance covering the directors and officers, which coverage is evidenced by Policy No.00DA 0220442-05 issued by Twin City Fire Insurance (the “Policy”). The Policy provides for the retention (i.e. a deductible amount) of $250,000.00 for securities claims and $150,000.00 for non-securities claims, which sums would be payable by the Company (collectively the “Retention Requirement”).

As previously reported, on November 2, 2006, David R. Vey (“Vey”), the Chairman and a principal shareholder of the Company, executed a Surety Agreement in which he agreed to serve as surety to the directors of the Company to guarantee the payment of sums payable to the directors by Sedona from time to time as a result of the Retention Requirement, up to a maximum total of $250,000.00. On December 14, 2006, Vey executed an Amended and Restated Surety Agreement in which he agreed to serve as surety to both the officers and the directors of the Company to guarantee the payment of such sums.

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: December 20, 2006

SEDONA CORPORATION
By:	/s/ MARCO EMRICH

Marco Emrich President and Chief Executive Officer

ITEM 9.01 EXHIBITS

99.1	Amended and Restated Surety Agreement dated as of November 2, 2006 from Vey.